Exhibit 10.3

CHANGE IN CONTROL AGREEMENT

CHANGE IN CONTROL AGREEMENT (“Agreement”) dated as of May 9, 2011, by and between DCT Industrial Trust Inc. with its principal place of business at 518 Seventeenth Street, Suite 800, Denver, Colorado 80202 (the “Company”), and John G. Spiegleman, residing at the address set forth on the signature page hereof (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in Section 1 hereof) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that the Company should enter into this Agreement with the Executive to reinforce and encourage the continued attention and dedication of the Executive to the Executive’s assigned duties without distraction in the face of the possibility of a Change in Control;

Accordingly, the parties hereto agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below:

(a) “Cause” shall mean the Executive’s:

(i) conviction of a felony (other than a traffic violation), a crime of moral turpitude, or any financial crime involving the Company; a willful act of dishonesty, breach of trust or unethical business conduct in connection with the business of the Company that has a material detrimental impact on the Company;

(ii) the commission of fraud, misappropriation or embezzlement against the Company; any act or omission in the performance of his duties hereunder that constitutes willful misconduct, willful neglect or gross neglect, in any such case if such action or omission is either material or repeated;

(iii) repeated failure to use reasonable efforts in all material respects to adhere to the directions of the Board or the Chief Executive Officer, or the Company’s policies and practices, after his being informed that he is not so adhering; and

(iv) willful failure to substantially perform his duties properly assigned to him (other than any such failure resulting from his Disability (as defined below)); provided that the Company shall not be permitted to terminate the Executive for Cause except on written notice given to the Executive at any time following the occurrence of any of the events described in clause (i) or (ii) above and on written notice given to the Executive at any time not more than 30 days following the occurrence of any of the events described in clause (iii) or (iv) above (or, if later, the Company’s knowledge thereof).

(b) “Change in Control” shall mean the happening of any of the following:

(i) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”), but excluding the Company, any entity controlling, controlled by or under common control with the Company, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any such entity, and the Executive and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Executive is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of either (A) the combined voting power of the Company’s then outstanding securities or (B) the then outstanding shares of common stock of the Company (in either such case other than as a result of an acquisition of securities directly from the Company); or

(ii) any consolidation or merger of the Company resulting in the voting securities of the Company outstanding immediately prior to the consolidation or merger representing (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) less than 50% of the combined voting power of the securities of the surviving entity or its parent outstanding immediately after such consolidation or merger; or

(iii) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv) the members of the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s shareholders, was approved or ratified by a vote of at least a majority of the Incumbent Directors shall be deemed to be an Incumbent Director.

(c) “Disability” shall mean the circumstance whereby the Executive becomes disabled by virtue of ill health or other disability and is unable to perform substantially and continuously the duties assigned to him for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period in the reasonable opinion of a qualified physician chosen by the Company and reasonably acceptable to the Executive.

(d) “Good Reason” shall mean, unless otherwise consented to in writing by the Executive:

(i) the material reduction of the Executive’s authority, duties and responsibilities, or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company;

(ii) a reduction in the annual salary of the Executive, or a reduction in the target annual cash bonus or target annual equity award applicable to the Executive (except for a material reduction in target annual cash bonus or target annual equity award that is part of a Company program to reduce “general and administrative” expenses due to business conditions which reduction is applied to other senior officers generally; provided that such reduction is before the occurrence of a Change in Control);

(iii) the relocation of the Executive’s office to more than 30 miles from Denver, Colorado; or

(iv) any material breach by the Company of any provision of this Agreement.

Notwithstanding the foregoing, (i) Good Reason (A) shall not be deemed to exist unless the Executive gives to the Company a written notice identifying the event or condition purportedly giving rise to Good Reason expressly referencing this Agreement within 45 days after the time at which the event or condition first occurs or arises (or, if later, was discovered or should have been discovered by the Executive) and (B) shall not be deemed to exist at any time at which there exists an event or condition which could serve as the basis of a termination of the Executive’s employment for Cause; and (ii) if there exists (without regard to the following clause (ii)(A)) an event or condition that constitutes Good Reason, (A) the Company shall have 45 days from the date notice of Good Reason is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder; and (B) if the Company does not cure such event or condition within such 45-day period, the Executive shall have one business day thereafter to give the Company notice of termination of employment on account thereof (specifying a termination date no later than 10 days from the date of such notice of termination).

2. Termination by the Company without Cause or Termination by the Executive for Good Reason Following Change in Control.

(a) If the Company terminates the Executive’s employment and the termination is not due to death or Disability or for Cause, or the Executive terminates his employment for Good Reason, and such termination occurs within 12 months after a Change in Control, (i) the Company shall pay to the Executive annual salary, bonus and other benefits earned and accrued prior to the termination of employment; (ii) the Company shall pay or provide to the Executive (A) 1.5 times the Executive’s annual salary, (B) 1.5 times the greater of

(x) the target annual cash bonus for the year of termination and (y) the average of the actual annual cash bonuses for the two years (with respect to which bonuses are determined) prior to the year of termination, (C) a cash payment equal to (I) the target annual cash bonus for the year of termination multiplied by (II) a fraction (x) the numerator of which is the number of days in the year up to the termination and (y) the denominator of which is 365 and (D) for a period of two years after termination of employment, such continuing coverage under the group health plans the Executive would have received (and at such costs to the Executive) as would have applied in the absence of such termination (but not taking into account any post-termination increases in annual salary that may otherwise have occurred without regard to such termination and that may have favorably affected such benefits); (iii) the Executive shall be entitled to elimination of any exclusively time-based vesting conditions (but not performance conditions, which shall remain in effect subject to the terms thereof) on any grant under the Company’s Second Amended and Restated 2006 Long-Term Incentive Plan (the “LTIP”) or any other grant of restricted stock, stock options or other equity awards; provided that the Executive will only be entitled to receive the payments, benefits and accelerated vesting set forth in clauses (ii) and (iii) if the Executive executes and delivers to the Company a general release in a form reasonably acceptable to the Company, which does not require the release of any payment rights under this Section 2(a), within thirty (30) days following such termination and such release becomes irrevocable at the earliest possible time under applicable law following such execution and delivery. The payments under clause (i) of the second sentence of this Section 2(a) shall be made in a single lump sum within five business days after termination. Any payment or acceleration of vesting that the Executive is entitled to receive pursuant to clause (ii) or (iii) of the second sentence of this Section 2(a) shall be made by the Company in a single lump sum or occur, respectively, upon the 45th day after termination.

(b) Notwithstanding clause (ii)(D) of the second sentence of Section 2(a), (i) nothing herein shall restrict the ability of the Company to amend or terminate the plans and programs referred to in such clause (ii)(D) from time to time in its sole discretion, and (ii) the Company shall in no event be required to provide any benefits otherwise required by such clause (ii)(D) after such time as the Executive becomes entitled to receive benefits of the same type from another employer or recipient of the Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

3. Change in Control. Without duplication of the foregoing, upon a Change in Control at any time while the Executive is employed, then, without limiting the payments and benefits to which the Executive may be entitled under Section 2(a) in accordance with its terms (but without duplication thereof), all outstanding unvested grants under the LTIP or any other grant of restricted stock, stock options or other equity awards subject to time-based vesting conditions (but not performance-based conditions, which shall remain in effect subject to the terms thereof) shall fully vest and shall become immediately exercisable, as applicable.

4. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any payments delayed pursuant to this Section 4(a) shall bear interest during the period of such delay at a rate of interest equal to the short-term applicable federal rate for annually compounding obligations for purposes of Section 1274(d) of the Code, or any successor provision, for the month in which such payment otherwise would have been paid.

(b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A1(h).

(d) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

5. Other Provisions.

5.1 No Obligation to Continue Employment or Other Service Relationship. Neither the Company nor any of its subsidiaries or affiliates is obligated by or as a result of this Agreement to continue to have the Executive provide services to it or to continue the Executive in employment and this Agreement shall not interfere in any way with the right of the Company or any of its subsidiaries or affiliates to terminate its service relationship with the Executive or the employment of the Executive at any time.

5.2 Severability. The Executive acknowledges and agrees that the Executive has had an opportunity to seek advice of counsel in connection with this Agreement. If it is determined that any of the provisions of this Agreement is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

5.3 Enforceability; Jurisdiction; Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by the Executive and the Company shall be submitted to arbitration in Denver, Colorado in accordance with Colorado law and the procedures of the American Arbitration Association before a single arbitrator. The determination of the arbitrator shall be conclusive and binding on the Company and the Executive and judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall bear one-half of the costs of any arbitration and the Executive, as the other party to the arbitration, shall bear the other half; each party will bear its own attorney’s fees and costs.

5.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

If to the Company to:	DCT Industrial Trust Inc.
518 Seventeenth Street, Suite 800
Denver, Colorado 80202
Attention: Chief Executive Officer

with a copy to:	Goodwin Procter LLP
53 State Street
Boston, MA 02109
Attention: Daniel P. Adams
Facsimile: (617) 523-1231

If to the Executive, to:	John G. Spiegleman
at the address set forth on the signature page hereof

Any such person may by notice given in accordance with this Section 5.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

5.5 Entire Agreement. This Agreement together with that certain letter agreement between the Executive and the Company, dated May 9, 2011, contain the entire agreement of the parties regarding the subject matter hereof and supersedes all prior agreements, understandings and negotiations regarding the same, including, but not limited to, that certain offer letter, dated as of March 25, 2011, entered into by and between the Executive and the Company.

5.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

5.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF COLORADO.

5.8 Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void.

5.9 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

5.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

5.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

5.12 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

COMPANY:
DCT INDUSTRIAL TRUST INC.

By:	/s/ Philip L. Hawkins
Name: Philip L. Hawkins
Title: President and Chief Executive Officer

EXECUTIVE:

/s/ John G. Spiegleman
John G. Spiegleman